EXHIBIT 99.6
THIRD AMENDMENT TO RIGHTS AGREEMENT
     Third Amendment (this “Amendment”) dated as of October 15, 2007 to the Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation, a Massachusetts corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), as amended on October 16, 2006 and further amended on May 21, 2007 (as so amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     WHEREAS, the parties hereto entered into the Agreement, pursuant to which the Rights Agent agreed to act as agent with respect to the Rights, whose privileges and obligations were set forth in the Agreement;
     WHEREAS, the parties desire to amend the Agreement, as further set forth herein; and
     WHEREAS, pursuant to Section 27 of the Agreement, the Agreement may be amended by the Company without the approval of any holders of Right Certificates by a writing signed by the Company and the Rights Agent.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Acquiring Persons. Section 1(a) of the Agreement shall be replaced in its entirety with the following text:
“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares (as such term is hereinafter defined) of the Company (as such term is hereinafter defined) then outstanding, but shall not include (1) the Company, (2) any Subsidiary (as such term is hereinafter defined) of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (4) Levitt Corporation, a Florida corporation, or any Affiliate of Levitt Corporation by virtue of its Affiliation therewith, or any of their respective successors or assigns (“Levitt”). Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company that, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), (i) has become such inadvertently or (ii) has become such as the result of contractual obligations that are or purport to be legally binding entered into prior to, and not materially amended or modified after, the date of this Agreement and has not acquired 1% or more of the Common Shares of the Company then outstanding by means other than such contractual obligations since the date of this Agreement, and in either of case (i) or (ii), such Person divests as promptly as practicable (but in the case of clause (ii), in no event later than the date 60 calendar days following the date of the acquisition of beneficial ownership that would otherwise cause such Person to be an Acquiring Person (the “Divestiture Deadline”)) a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Pursuant to the Stipulation and Order, dated as of October 16, 2006, among David A. Siegel, David A. Siegel Revocable Trust, and Central Florida Investments (together, the “Siegel Shareholders”), the Company and its directors, and filed with the United States District Court for the Southern District of Florida on October 16, 2006, as amended on May 21, 2007 and further amended on October 15, 2007 (as so amended, the “Stipulation”), the Divestiture Deadline shall be extended to (x) April 16, 2008, with respect to the sale (after October 16, 2006) of 1,112,000 Common Shares of the Company beneficially owned by the Siegel Shareholders, (y) October 16, 2008, with respect to the sale (after April 16, 2008) of 4,260,198 Common Shares of the Company beneficially owned by the Siegel Shareholders, and (z) October 16, 2009, with respect to the sale (after October 16, 2008) of the balance of any and all Common Shares of the Company beneficially owned by the Siegel Shareholders; provided, that if, prior to October 16, 2009, any of the Siegel Shareholders breaches any provision of the Stipulation or fails to perform its obligations thereunder, the Divestiture Deadline shall be the date that the Board of Directors of the Company determines that such breach or failure to perform has occurred. For the avoidance of doubt, if any Person may avoid being an Acquiring Person by divesting Common Shares as described above, then such Person shall not be considered to become an Acquiring Person until (I) in the case of clause (i) above, the date that the Board of Directors determines in good faith that such divestiture has not occurred as promptly as practicable or (II) in the case of clause (ii) above, the expiration of the Divestiture Deadline.
     Section 2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     Section 3. Effect of Amendment. Except as expressly amended hereby, the Agreement shall remain unchanged, and the Agreement as amended hereby shall be in full force and effect.
     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:
By:	/s/
Name:
Title:

Attest:
By:	/s/
Name:
Title:

BLUEGREEN CORPORATION
By:	/s/
	Name:	John M. Maloney, Jr.
	Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC
By:	/s/
Name:
Title: